Exhibit 99.1

Zale Corporation Reports First Quarter Fiscal 2013 Results

  Comparable store sales up 3.9 percent; 8th consecutive positive quarter
  Net loss improved $4 million

DALLAS--(BUSINESS WIRE)--November 20, 2012--Zale Corporation (NYSE: ZLC) today reported its financial results for the first quarter ended October 31, 2012.

“We are pleased to report our eighth consecutive quarter of positive same store sales and continued progress towards our goal of returning Zale to profitability,” commented Theo Killion, Chief Executive Officer. “As we enter the holiday period, we are confident our foundation is in place for this important selling season.”

First Quarter Fiscal 2013 Results

Revenues were $357 million, an increase of $6.5 million, or 1.8 percent, compared to $351 million in the first quarter of fiscal 2012.

For the first quarter of fiscal 2013, comparable store sales increased 3.9 percent. This increase follows a 5.8 percent rise in the same period last year. At constant exchange rates, which exclude the effect of translating Canadian currency denominated sales into U.S. dollars, comparable store sales increased 3.7 percent.

  U.S. Fine Jewelry brands, consisting of Zales Jewelers, Zales Outlet and Gordon’s Jewelers, posted a comparable store sales increase of 3.9 percent. This increase follows a 7.0 percent rise in the same period last year.
  Canadian Fine Jewelry brands, consisting of Peoples Jewellers and Mappins Jewellers, posted a comparable store sales increase of 5.5 percent. This increase follows a 7.8 percent rise in the same period last year. At constant exchange rates, comparable store sales increased 4.0 percent in the first quarter of fiscal 2013, following an increase of 4.7 percent in the same period last year.
  Piercing Pagoda, our Kiosk Jewelry business, posted a comparable store sales increase of 2.0 percent. In the same period last year, comparable store sales declined 1.6 percent.

Gross margin on sales was $190 million, or 53.2 percent, an increase of $3 million compared to $188 million, or 53.5 percent, in the first quarter of fiscal 2012. Selling, general and administrative expenses were $206 million, or 57.7 percent of revenues compared to $200 million, or 56.9 percent of revenues, in the first quarter of fiscal 2012. The increase was primarily driven by growth initiatives and higher employee benefit costs. Operating loss was $23 million, or 6.4 percent of revenues, compared to an operating loss of $22 million, or 6.4 percent of revenues, in the prior year quarter.

Interest expense was $6 million, compared to $10 million in the first quarter of fiscal 2012. The decrease is the result of the debt refinancing completed in July 2012.

Net loss was $28 million, or $0.88 per share, compared to a net loss of $32 million, or $0.99 per share, in the first quarter of fiscal 2012.

Inventory at October 31, 2012 stood at $908 million, compared to $857 million in the same period last year.

Fiscal Year 2013 Outlook

As previously announced, the company expects to achieve positive net income for fiscal year 2013.

Conference Call

Zale management will host a conference call today at 5:00 p.m. ET to discuss first quarter fiscal 2013 results. The conference call will be broadcast live over the internet and can be accessed, along with a slide presentation, on the Investor Relations section of the company’s web site at www.zalecorp.com. In addition, you can listen to the call live by dialing 877-545-6744 (within the United States) or 706-634-1959 (for international callers), passcode 63803917. The webcast will be archived shortly after the conference call concludes and will be available on the company’s web site. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,770 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expected operating performance, expenses, margins, profitability, interest expense, and effective tax rate. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2012, and subsequent reports on Forms 10-Q and 8-K. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2012	2011

Revenues	$357,468	$350,983
Cost of sales	167,133	163,309
Gross margin	190,335	187,674
% of Revenue	53.2%	53.5%

Selling, general and administrative	206,239	199,775
% of Revenue	57.7%	56.9%
Depreciation and amortization	8,872	9,888
Other (gains) charges	(1,773)	498
Operating loss	(23,003)	(22,487)
% of Revenue	-6.4%	-6.4%
Interest expense	5,842	9,930
Loss before income taxes	(28,845)	(32,417)
Income tax benefit	(580)	(697)
Loss from continuing operations	(28,265)	(31,720)
Loss from discontinued operations, net of taxes	-	(154)
Net loss	$(28,265)	$(31,874)

Basic and Diluted net loss per common share:
Loss from continuing operations	$(0.88)	$(0.99)
Loss from discontinued operations	-	-
Net loss per share	$(0.88)	$(0.99)

Weighted average number of common shares outstanding:
Basic	32,298	32,162
Diluted	32,298	32,162

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	October 31,
	2012	2011

ASSETS
Current Assets:
Cash and cash equivalents	$14,572	$30,126
Merchandise inventories	908,415	856,891
Other current assets	49,897	52,738
Total current assets	972,884	939,755

Property and equipment	698,367	701,297
Less accumulated depreciation and amortization	(577,634)	(567,045)
Net property and equipment	120,733	134,252

Other assets	239,763	241,776
Total Assets	$1,333,380	$1,315,783

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current Liabilities:
Accounts payable and accrued liabilities	$332,786	$300,437
Deferred revenue	83,339	82,540
Deferred tax liability	92,528	92,956
Total current liabilities	508,653	475,933

Long-term debt	524,167	493,954
Deferred revenue – long-term	115,900	137,541
Other liabilities	32,696	34,840

Stockholders’ investment	151,964	173,515

Total Liabilities and Stockholders’ Investment	$1,333,380	$1,315,783

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations